Amendment to

Amended and Restated Administration Agreement

Between JNL Series Trust and

Jackson National Asset Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company (“Administrator”), and JNL Series Trust, a Massachusetts business trust (“Trust”).

Whereas, the Trust and the Administrator entered into an Amended and Restated Administration Agreement effective as of July 1, 2013 (“Agreement”), whereby the Administrator agreed to perform certain administrative services to several separate series of shares (each a “Fund”) of the Trust, as listed on Schedule A of the Agreement.

Whereas, the Trust and the Administrator have agreed to amend the Agreement.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Paragraph 2.1.7 of the Agreement is hereby deleted and replaced in its entirety with the following:

2.1.7 Legal and Accounting Fees.  All charges for routine, day-to-day services and expenses of the Fund’s legal counsel and independent auditors excluding, however, the charges for services and expenses of independent legal counsel to the Trustees who are not “interested persons” (as such term is defined under Section 2(a)(19) of the 1940 Act) of the Funds (the “Disinterested Trustees”) and further excluding any charges for services and expenses of the Fund’s legal counsel and independent auditors in connection with nonrecurring and extraordinary expenses of the type described in Section 2.2.4 herein.  In addition, all audit and tax return related charges and expenses;

2.	Paragraph 2.2.4 of the Agreement is hereby deleted and replaced in its entirety with the following:

2.2.4 Nonrecurring and Extraordinary Expenses.  Such nonrecurring and extraordinary expenses as may arise, including, but not limited to, the costs of actions, suits, or proceedings to which a Fund is a party, the expenses a Fund may incur as a result of its legal obligation to provide indemnification to the Trust’s officers, Trustees and agents, the costs associated with one-time transactions, such as terminating or merging a Fund, and any other expenses as approved by the Board of Trustees;

In Witness Whereof, the Administrator and the Trust have caused this Amendment to be executed as of September 5, 2013, effective as of September 5, 2013.

JNL Series Trust	Jackson National Asset Management, LLC

By: /s/ Kristen K. Leeman	By: /s/ Mark D. Nerud
Name: Kristen K. Leeman	Name: Mark D. Nerud
Title: Assistant Secretary	Title: President and CEO